Exhibit 5.1

August 24, 2022

Assure Holdings Corp.

7887 East Belleview Avenue, Suite 500

Greenwood Village, Colorado 80111

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Assure Holdings Corp., a Nevada corporation (the “Corporation”), in connection with the filing by the Corporation with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated August 22, 2022 (the “Prospectus Supplement”), to the prospectus effective August 17, 2022 (together with the Prospectus Supplement, the “Prospectus”) included in the Registration Statement on Form S-3 SEC File No. 333-266730 (the “Registration Statement”) filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation of 6,412,500 shares (the “Shares”) of common stock, par value $0.001 per share, of the Corporation, including the 836,413 Shares issuable upon exercise of the Underwriter’s over-allotment option, and pursuant to the Underwriting Agreement, dated August 22, 2022, by and between the Corporation and Aegis Capital Corp (the “Underwriter”).

For purposes of the opinions set forth below, we have examined the following:

(a)	the Articles of Incorporation of the Company;

(b)	the Amended and Restated Bylaws of the Company; and

(c)	the Registration Statement, including the prospectus included therein (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”).

We have also examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons, and with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Assure Holdings Corp.

August 24, 2022

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Corporation with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JKB/AWE